Exhibit 3.5

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

TERCICA, INC.

TERCICA, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST: The name of the Corporation is TERCICA, INC.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is December 14, 2001.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending the Amended and Restated Certificate of Incorporation of the Corporation as follows:

1.	Article VI shall be amended and restated to read in its entirety as follows:

“ARTICLE VI

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors shall be elected at each annual meeting of stockholders for a term of one year; provided, however, that the term of a director elected prior to May 25, 2007 shall not be affected by the provisions of the foregoing sentence. Each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.”

2.	Section 2 of Article VII shall be amended and restated to read in its entirety as follows:

“Section 2. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors; provided, however, that the provisions of Sections 2.15 and 2.16 and of Article X of the Bylaws may be adopted, amended, altered or repealed by the stockholders only upon the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors. No Bylaw hereafter legally adopted, amended, altered or repealed by the stockholders of the Corporation shall invalidate any prior act of the directors or officers of the Corporation which would have been valid if such Bylaw had not been adopted, amended, altered or repealed.”

3.	Article X shall be amended and restated to read in its entirety as follows:

“ARTICLE X

Section 1. Except as otherwise provided for or fixed by or pursuant to the provisions of Article VI hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Corporation, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 2. Any director or the entire Board of Directors may be removed from office at any time either: (i) for cause by an affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors or (ii) without cause by an affirmative vote of the holders of at least sixty percent (60%) of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors.”

4.	Section 2 of Article XII shall be amended and restated in its entirety as follows:

“Section 2. Unless otherwise required by law, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called only by (i) the Board of Directors of the Corporation, (ii) the Chairman of the Board of Directors of the Corporation, (iii) the Chief Executive Officer (or, in the absence of a Chief Executive Officer, the President) of the Corporation or (iv) any stockholder who holds at least 15% of the voting power of the issued and outstanding capital stock of the Corporation in accordance with Section 2.3 of the Bylaws of the Corporation.”

5.	Article XIV shall be amended and restated to read in its entirety as follows:

“ARTICLE XIV

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that the provisions of Article XI hereof and of this Article XIV may be amended, altered, changed or repealed only upon the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors.”

FOURTH: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said TERCICA, INC. has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 25th day of May, 2007.

TERCICA, INC.

By:	/s/ John A. Scarlett
John A. Scarlett, M.D.
President and Chief Executive Officer